Exhibit 8.1

August 10, 2006

The PMI Group, Inc.

3003 Oak Road,

Walnut Creek, California 94597.

Ladies and Gentlemen:

As special tax counsel to The PMI Group, Inc. (the “Company”) in connection with the remarketing of the Company’s Senior Notes due 2008 (the “Remarketing”) pursuant to the Prospectus which forms a part of the Registration Statement of the Company to which this opinion is filed as an exhibit, we hereby confirm to you our opinion as set forth under the heading “Certain United States Federal Income Tax Consequences” in the Prospectus, subject to the limitations set forth therein.

Very truly yours,

/s/ Sullivan & Cromwell LLP